EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE

Berry Global Group, Inc. Reports Fourth Quarter and Fiscal Year 2022 Results

Fourth Quarter Highlights (all comparisons made to the September 2021 quarter, adjusted for currency and divestitures)
•	Net sales of $3.4 billion
•	Operating income of $336 million; Operating EBITDA of $539 million, a 9% increase
•	Earnings per share of $1.85; record adjusted earnings per share of $2.19, an 18% increase

Fiscal Year Highlights (all comparisons made to fiscal year 2021, adjusted for currency and divestitures)
•	Record net sales of $14.5 billion, a 10% increase
•	Operating income of $1.2 billion; Operating EBITDA of $2.1 billion
•	Record earnings per share of $5.77; record adjusted earnings per share of $7.40, a 7% increase
•	Cash flow from operations of $1.56 billion; free cash flow of $876 million, +$125 million above guidance
•	$709 million of share repurchases, a 9% reduction in total shares outstanding

Fiscal Year 2023 Guidance (based on information available as of November 15, 2022)
•	Adjusted earnings per share range of $7.30 - $7.80, 8% expected mid-point growth versus comparable prior year
•	Cash flow from operations range of $1.4 - $1.5 billion; free cash flow range of $800 - $900 million expected
•	Initiated $0.25 per share quarterly cash dividend, capital allocation milestone
•	Anticipate returning at least $700 million of capital to shareholders through share repurchases and dividends

EVANSVILLE, Ind. – November 15, 2022 – Berry Global Group, Inc. (NYSE:BERY), a leading supplier of sustainable packaging solutions for consumer goods and industrial products, today reported its fourth quarter and fiscal year 2022 results, referred to in the following as the September 2022 quarter and fiscal 2022.

Berry’s Chairman and CEO Tom Salmon said, “Our businesses delivered fiscal year record results, including 10% revenue growth and 7% adjusted earnings per share growth, coming off of another record year in fiscal 2021.  Over the past few years we have seen persistent inflation and have taken proactive pricing actions while investing in cost reduction efforts.  I am also proud of the teams’ efforts enabling us to generate another year of substantial free cash flow, ending the year with $876 million, allowing us to return $709 million to shareholders via share repurchases taking in 9% of our total shares outstanding.  Additionally, our Board of Director’s authorization of both a new quarterly cash dividend and increasing our share repurchase authorization underscores our commitment to enhancing long-term shareholder value.  We believe our shares are significantly undervalued and the increased authorization reflects our confidence in the outlook of our business, our long-term strategy, and the strength of our operating model and cash flows.

“In both the near- and long-term, we remain focused on driving consistent, dependable, and sustainable growth, supported by our robust free cash flow and accompanied by our large-scale and diverse portfolio.  Innovation and sustainability are increasingly embedded in everything we do and we continue to believe this represents a great opportunity, for both, growth and differentiation.  As we navigate through fiscal 2023, we will continue our efforts on inflation recovery while taking the necessary actions to drive cost benefits through automation and asset optimization across our global footprint.”

September Quarter and Fiscal Year 2022 Results

Key Financials (1)	Quarterly Periods Ended		Fiscal Year Ended
GAAP results (in millions, except per share data)	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Net sales	$3,421	$3,669	$14,495	$13,850
Operating income	336	312	1,242	1,292
EPS (diluted)	1.85	1.64	5.77	5.30

	Quarterly Periods Ended
	October 1, 2022	October 2, 2021	October 2, 2021
Adjusted non-GAAP results		Reported	Comparable	As reported change	Comparable basis change
Net sales	$3,421	$3,669	$3,441	(7%)	(1%)
Operating EBITDA	539	530	494	2%	9%
Adjusted EPS (diluted)	2.19	1.89	1.85	16%	18%

	Fiscal Year Ended
	October 1, 2022	October 2, 2021	October 2, 2021
Adjusted non-GAAP results		Reported	Comparable	As reported change	Comparable basis change
Net sales	$14,495	$13,850	$13,180	5%	10%
Operating EBITDA	2,101	2,224	2,118	(6%)	(1%)
Adjusted EPS (diluted)	7.40	7.21	6.92	3%	7%

(1)  Adjusted non-GAAP results exclude items not considered to be ongoing operations.  In addition, comparable basis change excludes the impacts of foreign currency and recent divestitures.  Further details related to non-GAAP measures and reconciliations can be found under our “Non-GAAP Financial Measures and Estimates” section or in reconciliation tables in this release.
September 2022 Quarter
Consolidated Overview
Net sales were flat as a 2% organic volume decline was partially offset by increased selling prices of 2% due to the pass through of inflation.

The operating income increase of 8% is primarily attributed to a $58 million favorable impact from price cost spread, partially offset by modestly softer customer demand.

Consumer Packaging - International
The net sales growth of 8% is primarily attributed to increased selling prices due to the pass through of inflation.

Operating income was essentially flat as a $17 million favorable impact from price recovery was offset by an unfavorable impact from foreign currency changes.

Consumer Packaging - North America
Net sales were modestly higher as increased selling prices offset essentially flat demand.

The operating income increase of 60% is primarily attributed to a $38 million favorable impact from price recovery along with $7 million decrease in depreciation and amortization.

Health, Hygiene, & Specialties
Net sales were down by 6% as a result of the pass through of lower selling prices.

The operating income decrease is primarily attributed to a $31 million negative impact from the timing lag of recovering inflation.

Engineered Materials
The net sales decline of 7% was primarily attributed to our concerted effort to improve our sales mix to higher value products which had a negative impact on demand.

The operating income increase of 30% is primarily attributed to the recovery of inflation and our improved sales mix to higher value products partially offset by softer customer demand and our concerted effort to improve our sales mix to higher value products.

Fiscal Year
Consolidated Overview
The net sales growth is primarily attributed to increased selling prices of $1,650 million due to the pass through of inflation, partially offset by a $420 million unfavorable impact from foreign currency, a 2% organic volume decline, a $131 million decrease from extra shipping days in fiscal 2021, and fiscal 2021 divestiture sales of $118 million.

The operating income decrease is primarily attributed to a $32 million unfavorable impact from foreign currency, a $49 million decrease from the organic volume decline, a $22 million decrease from extra shipping days in fiscal 2021, and fiscal 2021 divestiture operating income of $16 million.  These decreases are partially offset by a $36 million decrease in business integration expense and a $30 million favorable impact from price cost spread and product mix.

Consumer Packaging - International
The net sales growth is primarily attributed to increased selling prices of $498 million due to the pass through of inflation, partially offset by a $299 million unfavorable impact from foreign currency and fiscal 2021 divestiture sales of $84 million.

The operating income increase is primarily attributed to a $46 million decrease in business integration activities, a $26 million favorable impact from price cost spread.  These increases were partially offset by a $24 million impact from foreign currency, and fiscal 2021 divestiture operating income of $10 million.

Consumer Packaging - North America
The net sales growth is primarily attributed to increased selling prices of $470 million due to the pass through of inflation, partially offset by a $40 million decrease from extra shipping days in fiscal 2021.

The operating income increase is primarily attributed to a $72 million favorable impact from price cost spread, and a $10 million decrease in depreciation and amortization, partially offset by extra shipping days in fiscal 2021 and higher business integration expense.

Health, Hygiene, & Specialties
The net sales growth is primarily attributed to increased selling prices of $180 million due to the pass through of inflation, partially offset by a 3% organic volume decline, a $49 million unfavorable impact from foreign currency, and a $42 million decrease from extra shipping days in fiscal 2021.  The volume decline is primarily attributed to the moderation of advantaged products related to the COVID-19 pandemic.

The operating income decrease is primarily attributed to a $138 million unfavorable impact from price cost spread and negative product mix, a $14 million decline from the volume decline, and extra shipping days in fiscal 2021.

Engineered Materials
The net sales growth is primarily attributed to increased selling prices of $500 million due to the pass through of inflation, partially offset by a 5% organic volume decline, a $72 million unfavorable impact from foreign currency, a $44 million decrease from extra shipping days in fiscal 2021, and fiscal 2021 divestiture sales of $34 million.  The organic volume decline is primarily attributed to our concerted effort to improve our sales mix, along with general market softness and supply chain disruptions.

The operating income increase is primarily attributed to a $76 million favorable impact from price cost spread, partially offset by a $22 million decrease from the organic volume decline, fiscal 2021 divestiture operating income of $13 million and extra shipping days in fiscal 2021.

Capital Allocation
Today, Berry announced the initiation of a quarterly cash dividend on its common stock and increased the capacity available under the Company’s existing stock repurchase program to $1.0 billion.  The Board of Directors authorized the first quarterly cash dividend of $0.25 per share of the Company’s common stock, to be paid on December 15, 2022, to shareholders of record as of the close of business on December 1, 2022.

Berry repurchased 12.2 million shares (9% of outstanding shares) during fiscal year 2022, for a total cost of $709 million.  The Company announced that its Board of Directors has authorized an additional $700 million allocation to its existing share repurchase program, resulting in more than $1 billion of available capacity under the program.  The Company expects to return over $700 million through share repurchases and dividends in fiscal 2023.  The return of capital reflects the continued execution of the Company’s opportunistic capital allocation strategy, which includes funding organic growth projects, share repurchases, dividends, debt pay down, divestitures, and strategic bolt-on acquisitions.  Furthermore, we ended the fiscal year with net debt to adjusted EBITDA of 3.7x, the lowest we have been as a publicly traded company, and a one-tenth reduction from the beginning of the fiscal year while returning over $700 million to our shareholders via strategic share repurchases.

Fiscal Year 2023 Outlook

Fiscal 2023
Adjusted earnings per diluted share	$7.30-$7.80
Free cash flow	$800-$900 million

Berry expects fiscal 2023 adjusted earnings per share to be in the range of $7.30 to $7.80.  This guidance assumes a range of $2.05 billion to $2.15 billion of operating EBITDA, an effective tax rate of 23%, full year depreciation expense of $550 million, and interest expense of $350 million.  The guidance also factors in foreign currency and resin rates as of the end of the October 2022.  Capital expenditures are expected to be $600 million.  We anticipate the cadence of earnings and cash flow in fiscal 2023, to be very similar to fiscal 2022, as we continue to implement our price recovery efforts, drive cost efficiencies, and onboard organic growth investments.  To the extent customer demand softens, we feel very confident in our ability to continue inflation recovery while driving cost reduction efforts to improve efficiencies and optimize our global assets.  The Company expects $600 million or more of our cash flow to be allocated towards share repurchases.

Investor Conference Call
The Company will host a conference call today, November 15, 2022, at 10 a.m. U.S. Eastern Time to discuss our September 2022 quarter and fiscal year 2022 results.  This call will be webcast live at the Company’s website at https://ir.berryglobal.com/financials.  A new, simplified event registration and access provides two ways to access the call.

By Telephone
Participants may register for the call here now or any time up to and during the time of the call, and will immediately receive the dial-in number and a unique pin to access the call.  While you may register at any time up to and during the time of the call, you are encouraged to join the call 10 minutes prior to the start of the event.

Via the Internet
The conference call and accompanying webcast slides will also be broadcast live over the internet.  To access the event, click on the following link: https://ir.berryglobal.com/financials.  A replay of the webcast will be available via the same link on our website approximately two hours after the completion of the call.

About Berry
At Berry Global Group, Inc. (NYSE:BERY), we create innovative packaging and engineered products that we believe make life better for people and the planet.  We do this every day by leveraging our unmatched global capabilities, sustainability leadership, and deep innovation expertise to serve customers of all sizes around the world.  Harnessing the strength in our diversity and industry leading talent of 46,000 global employees across more than 265 locations, we partner with customers to develop, design, and manufacture innovative products with an eye toward the circular economy.  The challenges we solve and the innovations we pioneer benefit our customers at every stage of their journey.  For more information, visit our website, or connect with us on LinkedIn or Twitter.

Non-GAAP Financial Measures and Estimates
This press release includes non-GAAP financial measures such as Operating EBITDA, Adjusted EBITDA, Adjusted net income, Adjusted earnings per share, free cash flow, and comparable basis net sales, and adjusted EPS.  A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth at the end of this press release.  Information reconciling forward-looking Operating EBITDA is not provided because such information is not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain items, including debt refinancing activity or other non-comparable items.  These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.  Our estimates of the impact of COVID-19 are based on product mix and prior internal sales estimates compared to actual sales.

Forward Looking Statements
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward looking” within the meaning of the federal securities laws and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “outlook,” “anticipates” or “looking forward,” or similar expressions that relate to our strategy, plans, intentions, or expectations.  All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, and financial results or to our expectations regarding future industry trends are forward-looking statements.  In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.

Our actual results may differ materially from those that we expected due to a variety of factors, including without limitation: (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices to our customers on a timely basis; (3) risks related to acquisitions or divestitures and integration of acquired businesses and their operations, and realization of anticipated cost savings and synergies; (4) risks related to international business, including transactional and translational foreign currency exchange rate risk and the risks of compliance with applicable export controls, sanctions, anti-corruption laws and regulations; (5) increases in the cost of compliance with laws and regulations, including environmental, safety, and climate change laws and regulations; (6) labor issues, including the potential labor shortages, shutdowns or strikes, or the failure to renew effective bargaining agreements; (7) risks related to disruptions in the overall global economy, persistent inflation, supply chain disruptions, and the financial markets that may adversely impact our business, including as a result of the Russia-Ukraine conflict; (8) risk of catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (9) risks related to weather-related events and longer-term climate change patterns; (10) risks related to the failure of, inadequacy of, or attacks on our information technology systems and infrastructure; (11) risks that our restructuring programs may entail greater implementation costs or result in lower cost savings than anticipated; (12) risks related to future write-offs of substantial goodwill; (13) risks of competition, including foreign competition, in our existing and future markets; (14) risks related to market conditions associated with our share repurchase program; (15) risks related to market disruptions and increased market volatility as a result of Russia’s invasion of Ukraine; and (16) the other factors discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.  We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you.  Accordingly, readers should not place undue reliance on those statements.  All forward-looking statements are based upon information available to us on the date hereof.  All forward-looking statements are made only as of the date hereof and we undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Berry Global Group, Inc.
Consolidated Statements of Income
(Unaudited)
(in millions of dollars, except per share data amounts)

	Quarterly Period Ended		Fiscal Year Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Net sales	$3,421	$3,669	$14,495	$13,850
Costs and expenses:
Cost of goods sold	2,834	3,078	12,123	11,352
Selling, general and administrative	185	199	850	867
Amortization of intangibles	61	69	257	288
Restructuring and transaction activities	5	11	23	51
Operating income	336	312	1,242	1,292

Other expense	9	6	22	51
Interest expense	74	79	286	336
Income before income taxes	253	227	934	905
Income tax expense (benefit)	20	(1)	168	172
Net income	$233	$228	$766	$733

Net income per share:
Basic	$1.87	$1.68	$5.87	$5.45
Diluted	1.85	1.64	5.77	5.30

Outstanding weighted-average shares: (in millions)
Basic	124.7	135.4	130.6	134.6
Diluted	126.0	138.7	132.8	138.3

Berry Global Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
 (in millions of dollars)

	October 1, 2022	October 2, 2021
Assets:
Cash and cash equivalents	$1,410	$1,091
Accounts receivable	1,777	1,879
Inventories	1,802	1,828
Other current assets	175	217
Property, plant, and equipment	4,342	4,756
Goodwill, intangible assets, and other long-term assets	7,450	8,111
Total assets	$16,956	$17,882

Liabilities and Stockholders' Equity:
Current liabilities, excluding current debt	$2,831	$3,165
Current and long-term debt	9,255	9,460
Other long-term liabilities	1,674	2,077
Stockholders’ equity	3,196	3,180
Total liabilities and stockholders' equity	$16,956	$17,882

Berry Global Group, Inc.
   Condensed Consolidated Statements of Cash Flows
(Unaudited)
 (in millions of dollars)
	Fiscal Year Ended
	October 1, 2022	October 2, 2021

Cash flows from operating activities:
Net income	$766	$733
Adjustments to reconcile net cash provided by operating activities:
Depreciation	562	566
Amortization of intangibles	257	288
Non-cash interest	6	32
Deferred income tax	(48)	(73)
Share-based compensation expense	39	40
Settlement of derivatives	201	-
Other non-cash operating activities, net	(22)	49
Changes in working capital	(198)	(55)
Net cash from operating activities	1,563	1,580

Cash flows from investing activities:
Additions to property, plant, and equipment, net	(687)	(676)
Settlement of net investment hedges	76	-
Divestiture of businesses	128	165
Net cash from investing activities	(483)	(511)

Cash flows from financing activities:
Repayments on long-term borrowings	(22)	(3,496)
Proceeds from long-term borrowings	-	2,716
Proceeds from issuance of common stock	27	60
Debt financing costs	-	(21)
Repurchase of common stock	(709)	-
Net cash from financing activities	(704)	(741)
Effect of currency translation on cash	(57)	13
Net change in cash and cash equivalents	319	341
Cash and cash equivalents at beginning of period	1,091	750
Cash and cash equivalents at end of period	$1,410	$1,091

Berry Global Group, Inc.
Condensed Consolidated Financial Statements
Segment and Supplemental Comparable Basis Information
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended October 1, 2022
	Consumer Packaging - International	Consumer Packaging- North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$1,003	$888	$738	$792	$3,421

Operating income	$98	$103	$44	$91	$336
Depreciation and amortization	75	53	43	28	199
Restructuring and transaction activities (1)	—	2	3	—	5
Other non-cash charges	(1)	—	—	—	(1)
Operating EBITDA	$172	$158	$90	$119	$539

	Quarterly Period Ended October 2, 2021
	Consumer Packaging - International	Consumer Packaging - North America	Health, Hygiene & Specialties	Engineered Materials	Total
Reported net sales	$1,099	$878	$809	$883	$3,669
Foreign currency and divestitures	(173)	—	(24)	(31)	(228)
Comparable net sales (2)	$926	$878	$785	$852	$3,441

Operating income	$102	$64	$76	$70	$312
Depreciation and amortization	83	60	47	25	215
Restructuring and transaction activities (1)	12	(1)	—	—	11
Other non-cash charges	(11)	1	1	1	(8)
Operating EBITDA (as reported)	$186	$124	$124	$96	$530
Foreign currency and divestitures	(29)	—	(4)	(3)	(36)
Comparable operating EBITDA (2)	$157	$124	$120	$93	$494

(1)  Primarily includes transaction activity costs related to the RPC acquisition.
(2)  The prior year comparable basis change excludes the impacts of foreign currency and recent divestitures.  Further details related to non-GAAP measures and reconciliations can be found under our “Non-GAAP Financial Measures and Estimates” section or in reconciliation tables in this release.

Berry Global Group, Inc.
Condensed Consolidated Financial Statements
Segment and Supplemental Comparable Basis Information
(Unaudited)
(in millions of dollars)

	Fiscal Year Ended October 1, 2022
	Consumer Packaging - International	Consumer Packaging- North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$4,293	$3,548	$3,166	$3,488	$14,495

Operating income	$346	$338	$230	$328	$1,242
Depreciation and amortization	317	214	176	112	819
Restructuring and transaction activities (1)	10	5	6	2	23
Other non-cash charges	(5)	8	8	6	17
Operating EBITDA	$668	$565	$420	$448	$2,101

	Fiscal Year Ended October 2, 2021
	Consumer Packaging - International	Consumer Packaging - North America	Health, Hygiene & Specialties	Engineered Materials	Total
Reported net sales	$4,242	$3,141	$3,158	$3,309	$13,850
Foreign currency and divestitures	(388)	(40)	(92)	(150)	(670)
Comparable net sales (2)	$3,854	$3,101	$3,066	$3,159	$13,180

Operating income	$317	$276	$398	$301	$1,292
Depreciation and amortization	341	224	177	112	854
Restructuring and transaction activities (1)	56	—	(1)	(4)	51
Other non-cash charges	—	10	9	8	27
Operating EBITDA (as reported)	$714	$510	$583	$417	$2,224
Foreign currency and divestitures	(60)	(8)	(17)	(21)	(106)
Comparable operating EBITDA (2)	$654	$502	$566	$396	$2,118

(1)	Primarily includes transaction activity costs related to the RPC acquisition.

(2)
  The prior year comparable basis change excludes the impacts of foreign currency and recent divestitures.  Further details related to non-GAAP measures and reconciliations can be found under our “Non-GAAP Financial Measures and Estimates” section or in reconciliation tables in this release.
   Note: For comparison purposes to the fiscal year 2021, Operating EBITDA margins for the fiscal year ended October 1, 2022, would be increased by 190 basis points (to 16.4%) when adjusted for the impact of inflation on net sales of $1.65 billion.

Berry Global Group, Inc.
Reconciliation Schedules
(Unaudited)
(in millions of dollars, except per share data)

	Quarterly Period Ended		Fiscal Year Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Net income	$233	$228	$766	$733
Add: other expense	9	6	22	51
Add: interest expense	74	79	286	336
Add: income tax expense	20	(1)	168	172
Operating income	$336	$312	$1,242	$1,292

Add: restructuring and transaction activities	5	11	23	51
Add: other non-cash charges	(1)	(8)	17	27
Adjusted operating income (4)	$340	$315	$1,282	$1,370

Add: depreciation	138	146	562	566
Add: amortization of intangibles	61	69	257	288
Operating EBITDA (4)	$539	$530	$2,101	$2,224

Cash flow from operating activities	$1,218	$668	$1,563	$1,580
Net additions to property, plant, and equipment	(129)	(156)	(687)	(676)
Free cash flow (4)	$1,089	$512	$876	$904

Net income per diluted share	$1.85	$1.64	$5.77	$5.30
Other expense, net	0.07	0.04	0.17	0.37
Restructuring and transaction activities	0.04	0.08	0.17	0.37
Amortization of intangibles from acquisitions (1)	0.48	0.50	1.94	2.08
Non-comparable tax items (2)	(0.14)	(0.22)	(0.13)	(0.24)
Income tax impact on items above	(0.11)	(0.16)	(0.52)	(0.67)
Adjusted net income per diluted share (4)	$2.19	$1.89	$7.40	$7.21
Foreign currency and divestitures		(0.04)		(0.29)
Comparable adjusted net income per diluted share (4)		$1.85		$6.92

	Estimated Fiscal 2023
Cash flow from operating activities	$1,400-$1,500
Net additions to property, plant, and equipment	(600)
Free cash flow (4)	$800-$900

Comparable Y-O-Y Growth (FY22 actual results to FY23 guidance mid-point)
	Adj. EPS	Op. EBITDA
FY’22 actual	$7.40	$2,101
Foreign currency and divestitures (3)	(0.40)	(95)
FY’22 comparable (4)	$7.00	$2,006
FY’23 (at the mid-point of guidance expectation)	$7.55	$2,100
Expected year-over-year comparable growth (4)	~8%	~5%

(1)	Amortization of intangibles from acquisition are added back to better align our calculation of adjusted EPS with peers.
(2)
  During the 2022 and 2021 fiscal years, the Company obtained certain tax benefits of $18 million and $30 million, respectively, deemed as non-comparable.  Additionally, we included the prior year extra days (which was in the December 2021 quarter only), in the non-comparable line.

(3)	The FY 2022 comparable basis change excludes the impacts of foreign currency (as of October 2022) and recent divestitures.
(4)
  Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP.  Organic sales growth and comparable basis measures exclude the impact of currency translation effects and acquisitions.  These non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures.  Berry’s management believes that adjusted net income and other non-GAAP financial measures are useful to our investors because they allow for a better period-over-period comparison of operating results by removing the impact of items that, in management’s view, do not reflect our core operating performance.

We define “free cash flow” as cash flow from operating activities, less net additions to property, plant, and equipment.  We believe free cash flow is useful to an investor in evaluating our liquidity because free cash flow and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s liquidity.  We also believe free cash flow is useful to an investor in evaluating our liquidity as it can assist in assessing a company’s ability to fund its growth through its generation of cash.

Adjusted EBITDA is used by our lenders for debt covenant compliance purposes.  We also use Adjusted EBITDA, Operating EBITDA, and comparable basis measures, among other measures, to evaluate management performance and in determining performance-based compensation.  Operating EBITDA is a measure widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s performance.  We also believe EBITDA and Adjusted net income are useful to an investor in evaluating our performance without regard to revenue and expense recognition, which can vary depending upon accounting methods.

(BERY-F)

Company Contact:
Dustin Stilwell
VP, Investor Relations
+1 (812) 306 2964
ir@berryglobal.com

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